FOR IMMEDIATE RELEASE	CONTACT:
Monday, April 15, 2019	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Chief Operating Officer to Retire in December 2019

West Des Moines, Iowa, April 15, 2019 - FBL Financial Group, Inc. (NYSE: FFG) announced today that Raymond W. (Ray) Wasilewski, Chief Operating Officer - Life Companies, will retire around year-end 2019.

In announcing his plans, Wasilewski stated, “It’s been an honor and a privilege to be a part of the Farm Bureau Financial Services organization over the last 22 years. I have had the opportunity to work with an outstanding management team, passionate board, and the talented leaders of our business partners. I am grateful for the dedicated FBL associates and Farm Bureau agents across all our states, and proud of what we have accomplished together to protect livelihoods and futures.”

“Ray has been an excellent leader of Farm Bureau Life Insurance Company for the last five years. He has executed several major foundational initiatives which impact Farm Bureau Life’s long term success,” said James P. Brannen, FBL Financial Group’s Chief Executive Officer. “On behalf of everyone at FBL Financial Group, I thank him for his many years of dedicated service and wish him well when he departs our companies at year end.”

Wasilewski joined FBL Financial Group, Inc. in 1997. He has held the position of Chief Operating Officer - Life Companies since July of 2014. Prior to that he served as Chief Administrative Officer, responsible for Information Technology, Human Resources and Agency Services, and held various roles in information technology throughout the enterprise. Wasilewski holds a bachelor’s degree in vocational education from Southern Illinois University and a master’s degree in Computer Information Systems from Nova Southeastern University. Before joining FBL Financial Group, he was a consultant, a commercial software designer, a computer science and electronics instructor at Alaska Junior College, and he served in the U.S. Navy for 17 years in the cryptography field. A search for Wasilewski’s replacement will begin and a new Chief Operating Officer will be named at a later date.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, it offers a broad range of life insurance and annuity products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com